Exhibit 99.1

WESTERN REFINING

NORTHERN TIER

Moderator:     Jeff Beyersdorfer

December 22, 2015

10:00 a.m. ET

Operator:	This is Conference #: 13835929

Operator:	Good morning and welcome to the Western Refining conference call to discuss the purchase of remaining NTI common units.

After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key.

As a reminder, ladies and gentlemen, this conference call is being recorded and your participation implies consent to our recording of this call. If you do not agree with these terms, please disconnect at this time. Thank you.

I would now like to turn the call over to Jeff Beyersdorfer, Treasurer and Director of Investor Relations of Western Refining.

Mr. Beyersdorfer, please go ahead, sir.

Jeff Beyersdorfer:	Thanks, Laurie. Good morning. Again, my name’s Jeff Beyersdorfer. I’m Western’s Treasurer and Director of Investor Relations.

Joining me for today’s call are Jeff Stevens, our President and CEO, and Dave Lamp, President and CEO of NTI. We also have other members of both management teams available for questions.

Yesterday, Western Refining and Northern Tier jointly announced that both companies have agreed to enter into a merger agreement whereby Western will acquire all the outstanding publically traded units of NTI not already owned by Western.

I’ll briefly describe the transaction and then Jeff and Dave will comment on the strategic benefits and governance.

We will then take questions at the end of our prepared remarks. We have posted a slide presentation on the merger and it can be accessed on both the Western and NTI websites. Before I start, I want to direct your attention to the legends on page 2 of the materials for today’s presentation.

In connection with the merger, Western and NTI will file a proxy statement prospectus with the SEC and we encourage you to read that information when available. NTI will mail the proxy statement prospectus to its unit holders and NTI unit holders may also request free copies of the document from NTI’s investor relations department or access the document on NTI’s website.

Western, NTI and our directors and executive officers may under the rules of the SEC be deemed to be participants in the solicitation of proxies in connection with the transaction. You can find more information regarding the directors and executive officers of Western and NTI and Western’s proxy statement for its 2015 annual meeting, and NTI’s annual report on form 10K for 2014 filed with the SEC.

Additional information about the directors and officers will also be included in the proxy statement prospectus. I also remind you that this morning’s presentation will contain forward-looking statements and I refer you to the forward-looking statement section of our slide presentation.

We assume no obligation to update or revise any forward-looking statements to reflect new or changed events or circumstances. Some of our materials contain non-GAAP financial results. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results which are found in the appendix of our slide presentation.

Now, moving to the details of the transaction, under the terms of the merger agreement, NTI unit holders will receive $15 in cash and .2986 shares of Western common stock for each NTI unit.

Using the undisturbed 20-day volume weighted average price as of October 23rd, this results in an implied consideration of $28.34 for each NTI unit or roughly an 18 percent premium to the 20-day volume weighted average price for NTI as of October 23rd, which was the last trading day before Western made its original offer to NTI.

As an alternative, each NTI unit holder may choose to be paid either in all cash or all stock. Upon completion of the merger, NTI unit holders will own about 15 percent of WNR.

Western intends to use cash on-hand, bank debt, or issue debt in the capital markets to fund the cash portion of consideration. NTI will cease to be a publically traded entity once the transaction closes.

However, NTI’s $500 million revolver and $350 million of 7 and an eighth senior secured notes will remain outstanding. Subject to NTI unit holder approval and other customary closing conditions, we expect the transaction to close during the first half of 2016.

With that, I’ll now turn the call over to Jeff for comments on the strategic benefits of the transaction and governance.

Jeff Stevens:	Thanks, Jeff. We are very excited about this merger of WNR and NTI. It’s expected to be immediately accretive to WNR’s EPS and positions us to be a much stronger company.

The resulting company will have three top quartile refineries on a gross margin basis. All three refineries have pipeline access to advantaged crude either in the Delaware, Four Corners, Bakken and Canadian regions.

In addition, we have an integrated retail and wholesale distribution network with about 70 percent of our gas and diesel products sold through this network. Merging WNR and NTI simplifies our corporate structure and makes it easier, we believe, for investors to understand and evaluate our financial results.

The combination also results in greater geographic and earnings diversification, which should lead to improved credit profile. We think the C-corp structure is the right vehicle for the combined refining platform, particularly in light of the recent capital markets pullback for MLPs.

We believe we have greater access to capital to fund both organic growth and acquisitions, and we should have a lower cost of capital due to the diversification and scale of our asset base.

Since Western made the initial investment in NTI in November of 2013, we’ve been able to achieve about $20 million in synergies. We’ve identified another $10 million in annual synergies that we can realize over the next year, and we believe there are additional opportunities for more commercial synergies and cost savings.

In addition to synergies, there are significant growth opportunities. We have already mentioned some of these projects in the recent past including the continuing crude oil substitution process at El Paso, which we believe will result in an additional $20 to $25 million in gross margin, and the organic projects at NTI, which we think will generate about $60 million in incremental EBITDA when completed.

We believe there is a continued opportunity to build new pipeline and storage infrastructure in the Delaware, Four Corners, Bakken and Canadian regions tying the well head either to our refineries or to a major crude oil trunk line.

As an example, we are currently constructing 600,000 barrels of crude oil storage at Clearbrook at a cost of approximately $30 million which will generate additional EBITDA when completed.

We are evaluating the potential to implement the WNR wholesale distribution model at NTI. Finally, we think the merger of WNR and NTI gives us greater flexibility to set the pace for sales of NTI traditional logistic assets to WNRL.

In terms of governance, Paul Foster will remain executive chairman of the board of directors and I will remain chief executive officer. Dave Lamp will become president and chief operating officer of Western when the merger closes.

Now, Dave has a few words to say.

Dave Lamp:	Thanks, Jeff. We think the merger allows NTI unit holders the option to become significant shareholders in Western, a larger, more diverse company with both geographically and financially.

The variable distribution MLP structure hasn’t been rewarded in the equity market as evidenced by our yield and unit price. We’ve had an outstanding year and our unit price has not reflected these strong results.

Merging with Western will help in growing the business both organically and strategically. Managing working capital and growth projects will be easier given that we will now be part of the combined entity.

Jeff described several growth projects that have been identified and I believe there may be additional avenues of growth that we could pursue capitalizing all of these opportunities under the combined entity will be — will be higher valued by both equity markets and our investors.

I look — very much look forward to helping the company grow. With that, I’ll turn it back over to Jeff.

Jeff Stevens:	In closing, we’re excited about the transaction. We’ve been evaluating the various alternatives available to us since the original investment in NTI. Each of our alternatives had unique equity valuation, tax and balance sheet and investor implications.

We believe this transaction represents the best outcome for all NTI unit holders, WNR shareholders and our employees, and we’re looking forward to further growing our shareholder value.

Laurie, with that, we’ll take your questions.

Operator:	At this time, I would like to remind everyone if you would like to ask a question, please press star, then the number one on your telephone keypad. Your first question comes from the line of Neil Mehta of Goldman Sachs.

Neil Mehta:	Hey, good morning.

Jeff Stevens:	Morning, Neil.

Neil Mehta:	Thank you very much for the update today. So a handful of questions from me, and the first is just on timing. 1H 2016 is a relatively large window. Is there any way you can put a finer point on timing here and any specific milestones we should be watching for?

Jeff Stevens:	Sure, Neil. You know, over the next few weeks we’ll be filing more documents, regulatory documents. We will file with the SEC and then we’ll wait for a comment period through the SEC process, and then once that process has taken place, we’ll be able to have a unit holder vote, and once we get the results from the unit holder, we’ll be able to close and, you know, we’re hoping towards the end of the first quarter, but, you know, obviously we don’t control all the process.

So, you know, we believe that it’ll be done close to the first quarter or shortly thereafter.

Neil Mehta:	Thank you. And then in terms of MLP eligible EBITDA at NTI, I know, Dave, you put out some numbers previously, but if any update there in — from Western and NTI’s perspective of how much of the EBITDA at NTI is eligible for dropdowns of WNRL?

Jeff Stevens:	Sure. We’ve given out numbers and they’re — and they’re still good, Neil. It’s in the $40 to $45 million range. Obviously, we’ve been adding some logistics. We talked about the Clearbrook tanks. Those are not in those numbers and they would be eligible.

And so, you know, we still feel pretty confident in that $40 to $45 million of EBITDA.

Neil Mehta:	Last one for me is just if you guys could talk about the roles and responsibilities for you, Mr. Lamp, versus you, Jeff, if the transaction is approved how do you guys plan on dividing and conquering?

Jeff Stevens:	You know, Neil, we’ll roll out more information relative to that. You know, obviously, Dave and I will be, you know, working on getting the structure all in place and we’ll be able to announce that in the — in the near-term.

Neil Mehta:	Great. Thank you very much.

Operator:	Your next question comes from the line of Phil Gresh of J.P. Morgan.

Phil Gresh:	Hi. Good morning.

Jeff Stevens:	Morning, Phil.

Phil Gresh:	A couple of questions for me. One is on the $10 million of incremental savings potential. I know NTI’s SG&A is somewhere around the $80 million plus range, and so I just wondered how you think about that $10 million savings opportunity in terms of, you know, I guess, incremental upside to that. Is that just kind of an initial baseline that’s somewhat conservative or are those — is that SG&A, you know, not redundant?

Jeff Stevens:	No, I think, Phil, the way to characterize the $10 million, that’s what’s been identified as we get further into the process and, you know, we continue to work through things. We believe there’ll be future and we’ll give more guidance on that, but the — but the way to think about the $10 million, it’s easily identified today.

Phil Gresh:	OK. Second question is just following up on Neil’s, the droppable EBITDA. If I were to combine that NTI number with what you see at WNR both, you know, today and in terms of future growth projects, is there a way to kind of combine those and tell us what you think the total might be in a year or two?

Jeff Stevens:	You know, we’ve laid that out in the past and I just don’t have those numbers right in front of me as far as WNR. You know, obviously we’ve talked about a backlog that we have at WNR and, you know, what this allows us — the way to think about this is this allows us to better control the pace and probably pick the pace up on some of the dropdowns.

Phil Gresh:	OK. Yes, my follow-up on that was going to be do you see a larger distribution growth pace at WNRL as a result of this or is it more maintaining the same pace for longer?

Jeff Stevens:	No, I think that what — I think we’ll stay in that high teen range that we forecasted over the next two to three years, but this obviously gives us the option now to step up the pace if we decide to do it.

Phil Gresh:	OK. My last question is just you mentioned the acquisition currency leverage coming out of this is around one times at the WNR level. Maybe you could just talk about how high you’d be willing to go for any future deals and just elaborate on your go-forward strategy once NTI is rolled in around growing the company at the WNR level?

Jeff Stevens:	Sure. You know, one of the things that we’ll build in is we’ll keep flexibility with our debt and have a certain amount of pre-payable debt if that’s the direction we need to go. I think the way to think about these assets is that really all three of these refineries and our other business units have demonstrated the ability to give off a lot of cash flow.

And so I think we’ll have a lot of flexibility going forward. We certainly have the capacity after the transaction to make smaller logistic type acquisitions, but if there was a bigger transaction, you know, we believe we’ll be in a good position shortly after just because of the free cash flow that these assets can generate.

Phil Gresh:	Sure. OK. Thanks a lot.

Operator:	Your next question comes from the line of Chi Chow of Tudor, Pickering, Holt.

Chi Chow:	All right. Thank you. I have a couple of questions from the NTI side of things. Dave, did NTI’s board receive or solicit any other offers outside of Western’s proposal?

Dave Lamp:	NTI management was not involved in the — in the negotiation. So I really can’t answer that. I don’t know.

Chi Chow:	OK. Can you talk about the tax implications for NTI unit holders with the deal?

Gary Dalke	Yes, Chi, this is Gary. For the NTI unit holders, with the exchange of cash and WNR equity for NTI units, it would be a potentially taxable transaction to the unit holders, but again, the gain or loss would depend on what their tax basis in the units would be.

Chi Chow:	OK. Thanks, Gary. And then I guess, Dave, previously you were focused on refinery acquisition to diversify the asset base and, you know, eliminate the operational risk associated with partnership single asset, which should have improved obviously on these (inaudible) and valuations.

This deal obviously eliminates that potential, so I’m just wondering what changed in your mind on the strategy of NTI.

Dave Lamp:	Well, I think, you know, that you outlined the strategy correctly, Chi, and the issue was is really the multiples were not — didn’t really justify the tax leakage that could occur with any transaction.

Currency was strong enough, but it just — we just weren’t able to put any deals together that made any sense. We tried.

Chi Chow:	OK. Great. Thanks, Dave. Appreciate it.

Operator:	Your next question comes from the line of Brad Heffern of RBC Capital Markets.

Brad Heffern:	Morning, everyone.

Jeff Stevens:	Morning, Brad.

Jeff Stevens:	Morning.

Brad Heffern:	I’m curious on the deal if Western is going to get a benefit from a step-up in basis and serve, like, the Kinder Morgan deal, and if there’s a tax benefit, and whether or not that’s included in the 10 million you’ve identified?

Gary Dalke:	With the — given that it’s a taxable transaction to the unit holders, there would be a step-up in tax basis for WNR post the transaction, and obviously that tax benefit would get recognized in the — in cash income taxes over a period of time over the life of the assets.

Brad Heffern:	OK. But I assume that that’s not in the — in the $10 million in synergies that you’ve.

Gary Dalke:	No, because that was — that would impact the tax provision, the cash tax provision. So it’s not in the $10 million.

Brad Heffern:	OK. Great. And then I was curious for the NTI unit holders. Do the distributions received before closing reduce the cash price at all? So, you know, basically if there are more distributions before closing, is that incremental to the offer?

Jeff Stevens:	Yes, it is incremental. The distribution obviously for the fourth quarter will be paid and then, you know, going forward it’ll be on a pro-rata basis, but like we said, since we don’t think the transaction will close until the end of the first quarter, we believe that distribution will be paid and that is on top of the cash payment that’s being offered to the unit holders.

Brad Heffern:	OK. I’ll leave it there. Thanks.

Operator:	Ladies and gentlemen, we have reached the allotted time for questions and answers. I will now return the call to Jeff Stevens for any additional or closing remarks.

Jeff Stevens:	Thanks, Laurie. Like I said, we’re excited about the transaction and look forward to having a great 2016 and we’ll be talking to you after the fourth quarter results. Thank you.

Operator:	Thank you for participating in the Western Refining conference call to discuss the purchase of remaining NTI common units. You may now disconnect.

END

Forward-Looking Statements

This communication includes “forward-looking statements” by Western Refining, Inc. (“Western” or “WNR”) (which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995) and by Northern Tier Energy LP (“Northern Tier” or “NTI”). The forward-looking statements reflect Western’s and/or NTI’s current expectations regarding future events, results or outcomes. Words such as “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “potential,” “predict,” “project,” “strategy,” “will,” “future” and similar terms and phrases are used to identify forward-looking statements. The forward-looking statements contained herein include statements related to, among other things, Western’s and NTI’s plans and expectations with respect to the merger, including the anticipated closing date, financing of the merger, composition of management and the boards of directors, the likelihood of completion of the merger including the satisfaction of closing conditions, the expiration or termination of all waiting periods and approval of the merger at a special meeting of the NTI unitholders; the anticipated effect of the acquisition on Western’s financial and operational results including for it to be immediately accretive to Western’s earnings per share; the ability of the merger to result in or to create: enhanced scale, an expanded and diversified asset base with access to advantaged crude oil, flexibility to sell NTI traditional logistics assets to Western Refining Logistics, LP (“WNRL”), improved access to capital, a simplified organizational structure that is easier for investors to understand or that will improve equity valuation, and increased operational and financial flexibility; the impact the merger will have on how Western is viewed by the capital markets and rating agencies including the potential for improved credit rating or additional trade credit from counterparties; anticipated synergies including the amounts of such synergies; the benefits of combining WNR and NTI under a single c-corp organizational structure including that this structure is a proven vehicle for operating and growing a refining platform, provides a broader pool of investor capital, offers the potential to lower the cost of capital and create a more competitive acquisition currency, and enables the efficient management of working capital and growth capital projects; the development of pipeline and storage logistics assets in the Permian, Four Corners, Bakken and Canadian regions; the ability to implement the Western wholesale distribution model at NTI; expansion of the retail footprint; the El Paso refinery expansion and anticipated throughput; continuation of the strategy to sell traditional logistics assets to WNRL and redeploy capital to fund future projects and return cash to shareholders; elimination of single asset risk; and the future financial and operating performance of the merged company. These statements are subject to the risk that the merger is not consummated at all, including due to the inability of Western or NTI to obtain all approvals necessary or the failure of other closing conditions, as well as to the general risks inherent in Western’s and NTI’s businesses and the merged company’s ability to compete in a highly competitive industry. Such expectations may or may not be realized and some expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, Western’s and Northern Tier’s business and operations involve numerous risks and uncertainties, many of which are beyond Western’s and NTI’s control, which could materially affect their respective financial condition, results of operations and cash flows and those of the merged company. Additional information relating to the uncertainties affecting Western’s and NTI’s respective businesses is contained in their respective filings with the Securities and Exchange Commission (the “SEC”). The forward-looking statements are only as of the date made, and neither Western nor NTI undertake any obligation to (and each expressly disclaims any obligation to) update any forward-looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.

Important Notice to Investors

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval in any jurisdiction where such an offer or solicitation is unlawful. Any such offer will be made only by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, pursuant to a registration statement filed with the SEC. The proposed transaction will be submitted to NTI’s unitholders for their consideration. Western will file a registration statement on Form S-4 with the SEC that will include a prospectus of Western and a proxy statement of NTI. Western and NTI will also file other documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS OF NTI ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the proxy statement/prospectus and other documents containing important information about Western and NTI once such documents are filed with the SEC through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Western will be available free of charge on Western’s website at www.wnr.com under the “Investor Relations” section or by contacting Western’s Investor Relations Department at (602) 286-1530. Copies of the documents filed with the SEC by NTI will be available free of charge on NTI’s website at www.northerntier.com under the “Investors” section or by contacting NTI’s Investor Relations Department at (651) 769-6700.

Participants in Solicitation Relating to the Merger

Western, NTI and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the unitholders of NTI in connection with the proposed transaction. Information about the directors and executive officers of Western is set forth in the Proxy Statement on Schedule 14A for Western’s 2015 annual meeting of shareholders, which was filed with the SEC on April 22, 2015. Information about the directors and executive officers of the general partner of NTI is set forth in the 2014 Annual Report on Form 10-K for NTI, which was filed with the SEC on February 27, 2015. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.